Exhibit 99.1

Blueknight Announces Second Quarter 2020 Results

Highlights

•	Net income of $1.4 million, operating income of $4.0 million and Adjusted EBITDA of $16.1 million
•	2020 guidance maintained with distributable cash flow up 37% year-over-year and coverage and leverage ratios improving to 1.35 times and 4.19 times, respectively
•	Asphalt terminalling volumes and earnings continue to outpace last year
•	Crude oil terminalling generated $4.1 million of operating income, excluding depreciation and amortization, increasing 24% versus prior year led by higher margin storage contracts
•	New seven-year Asphalt agreement executed at more favorable terms, extending Blueknight's total weighted average remaining contract term for take-or-pay revenue from four to six years

TULSA - August 5, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and six months ended June 30, 2020. Net income was $1.4 million in the second quarter 2020, compared to net income of $3.4 million for the same period in 2019.  The decrease in second quarter 2020 net income was primarily driven by non-cash mark-to-market (MTM) adjustments of $3.6 million on commodity activities related to short-term storage contracts that will settle in August and the related products will be sold for a cash gain. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $16.1 million in second quarter 2020, compared to $15.1 million for the same period in 2019. Adjusted EBITDA in second quarter 2020 includes the adjustment for the non-cash MTM charges of $3.6 million and $0.7 million in severance costs and transaction legal fees.

“Throughout the first half of 2020, we performed well with Adjusted EBITDA and distributable cash flow ahead of last year, and remain on track to meet our 2020 guidance, an impressive feat considering the broader macro-environment. I am proud of our strong performance in the second quarter both operationally and strategically. Asphalt terminalling, our largest segment, had 9% higher throughput volumes and 4% higher earnings over the prior year. Crude oil terminalling had its best quarter since mid-2017, with earnings up 24% year-over-year due to fully contracted storage, higher throughput and processing revenue, as well as our efforts to capture additional high margin storage opportunities during the deep contango market. We remain optimistic about our business for the remainder of the year and continue to closely monitor our key markets due to uncertainty around state infrastructure funding in certain areas, volatility in energy prices, and any unforeseen impacts related to COVID-19,” said Andrew Woodward, Chief Executive Officer.

“We are also making great progress on our strategic plan to transition Blueknight into a differentiated, pure-play terminalling company focused on serving specialty niche infrastructure and transportation end markets.  We executed this week a new seven-year agreement with Ergon that consolidates previous agreements for twenty-two asphalt facilities and extends our total weighted average remaining contract length for take-or-pay revenue to six years. The new agreement is expected to generate incrementally more earnings without additional capital, and further improves the overall stability of our business. Additionally, we continue to evaluate strategic options and a potential sale of our crude oil pipeline and trucking businesses. As part of that effort, we may consider adding a portion of Cushing storage, which could take the form of a long-term lease or joint venture depending on interest. Our objective remains unchanged for any strategic action taken, which would be to further reduce leverage, maintain or improve distribution coverage, and strengthen our core terminalling capability. I’m very pleased with these developments and our overall performance, improved financial position, and steadfast commitment to better position Blueknight for long-term growth and success in the future,” added Woodward.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, in second quarter 2020 was $14.3 million, up 4% compared to the same period last year. Total throughput volumes across 53 asphalt sites increased 9% year-over-year. The 53 asphalt sites are fully contracted in 2020 with a weighted average remaining term of approximately six years.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, in second quarter 2020 was $4.1 million, a 24% increase, compared to the same period last year. The increase in operating margin was primarily due to higher average throughput by approximately 20 thousand barrels per day versus the prior year and realizing $0.8 million from short-term contracts due to the deep contango environment during the second quarter.

Crude Oil Pipeline Services. Total operating margin, excluding depreciation and amortization, in second quarter 2020, was a $2.7 million loss, down $3.0 million compared to the same period in 2019.  Pipeline earnings were impacted by a $3.6 million unrealized loss on commodity derivative transactions, which was mitigated by the increase of $0.6 million of revenue in the crude oil terminalling services segment. These derivative transactions settle in August 2020 and the expected gain from the related product sales will be reflected in the third quarter. Pipeline volumes for the three months ended June 30, 2020, averaged 16 thousand barrels per day.

Crude Oil Trucking Services. Total operating margin, excluding depreciation and amortization, decreased $0.3 million for the three months ended June 30, 2020, compared to the same period in 2019 as volumes transported decreased due to the lower crude oil price environment. Volumes for the three months ended June 30, 2020, averaged 19 thousand barrels per day.

BALANCE SHEET AND CASH FLOW

For the three months ended June 30, 2020, distributable cash flow was $10.9 million, as compared to $8.0 million for the same period in 2019.  The 37% increase year-over-year was driven by lower cash payments on interest, lower maintenance capital expenditures, and improved business performance. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.35 times for second quarter of 2020 versus 0.99 times for the same period in 2019.

Net capital expenditures in second quarter 2020 were $2.9 million, which included $2.6 million of net maintenance capital. The Partnership ended the second quarter of 2020 with total debt of $269.4 million, which resulted in a leverage ratio of 4.19 times, and $1.0 million of cash. As of July 31, 2020, total debt was $263.4 million and cash was $0.6 million. At the end of the second quarter of 2020, total availability under the credit facility was approximately $130.6 million, and availability subject to covenant restrictions was $36.0 million.

REAFFIRMING 2020 GUIDANCE

      ●  Adjusted EBITDA expected to be in-line with 2019 Adjusted EBITDA

      ●  Full year distribution coverage expected to be 1.2 times or greater

      ●  Leverage ratio 4.0 to 4.25 times at year-end

CONFERENCE CALL DETAILS

The Partnership will discuss second quarter 2020 results during a conference call tomorrow, Thursday, August 6, 2020, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the Investors section of the Partnership’s website referenced above for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, to be filed with the SEC on August 6, 2020.

Results of Operations

The following table summarizes the Partnership’s financial results for the three and six months ended June 30, 2019 and 2020 (in thousands, except per unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2019	2020	2019	2020

Service revenue:
Third-party revenue	$15,727	$13,828	$31,613	$27,057
Related-party revenue	4,082	4,064	8,301	8,141
Lease revenue:
Third-party revenue	9,819	8,095	19,582	17,926
Related-party revenue	4,812	6,828	9,752	11,749
Product sales revenue:
Third-party revenue	59,636	20,626	118,560	67,678
Total revenue	94,076	53,441	187,808	132,551
Costs and expenses:
Operating expense	25,915	24,291	53,158	49,230
Cost of product sales	20,510	7,079	45,097	21,300
Cost of product sales from related party	36,421	12,790	67,195	41,044
General and administrative expense	2,962	4,068	6,655	7,608
Asset impairment expense	1,114	1,295	2,233	6,417
Total costs and expenses	86,922	49,523	174,338	125,599
Gain(loss) on disposal of assets	81	102	1,805	(83)
Operating income	7,235	4,020	15,275	6,869
Other income (expenses):
Other income	268	44	268	602
Interest expense	(4,134)	(2,714)	(8,405)	(6,113)
Income before income taxes	3,369	1,350	7,138	1,358
Provision for income taxes	13	(1)	25	7
Net income	$3,356	$1,351	$7,113	$1,351

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$53	$21	$158	$21
Preferred interest in net income	$6,279	$6,279	$12,558	$12,558
Net loss available to limited partners	$(2,976)	$(4,949)	$(5,603)	$(11,228)

Basic and diluted net loss per common unit	$(0.07)	$(0.12)	$(0.13)	$(0.27)

Weighted average common units outstanding - basic and diluted	40,715	41,035	40,696	41,025

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and six months ended June 30, 2019 and 2020 (dollars in thousands):

	Three Months ended		Six Months ended		Favorable/(Unfavorable)
Operating results	June 30,		June 30,		Three Months		Six Months
	2019	2020	2019	2020	$	%	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$13,792	$14,307	$27,308	$27,965	$515	4%	$657	2%
Crude oil terminalling services	3,281	4,053	5,871	6,504	772	24%	633	11%
Crude oil pipeline services	325	(2,701)	2,139	(1,170)	(3,026)	(931)%	(3,309)	(155)%
Crude oil trucking services	69	(212)	11	(62)	(281)	(407)%	(73)	(664)%
Total operating margin, excluding depreciation and amortization	$17,467	$15,447	$35,329	$33,237	$(2,020)	(12)%	$(2,092)	(6)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset sales and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months ended June 30,		Six Months ended June 30,
	2019	2020	2019	2020
Net income	$3,356	$1,351	$7,113	$1,351
Interest expense	4,134	2,714	8,405	6,113
Income taxes	13	(1)	25	7
Depreciation and amortization	6,237	6,166	12,971	12,260
Non-cash equity-based compensation	284	335	593	530
Asset impairment expense	1,114	1,295	2,233	6,417
(Gain)loss on disposal of assets	(81)	(102)	(1,805)	83
Unrealized loss on commodity derivatives (1)	-	3,589	-	3,589
Other	-	736	-	736
Adjusted EBITDA	$15,057	$16,083	$29,535	$31,086
Cash paid for interest	(3,784)	(2,541)	(7,973)	(5,686)
Cash paid for income taxes	(218)	-	(218)	1
Maintenance capital expenditures, net of reimbursable expenditures	(3,079)	(2,602)	(5,129)	(4,292)
Distributable cash flow	$7,976	$10,940	$16,215	$21,109

Distributions declared (2)	8,085	8,110	16,165	16,216
Distribution coverage ratio	0.99	1.35	1.00	1.30

___________________________

(1) Derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The Partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and the related products are sold. In the period in which these transactions are settled and related products are sold, the net impact of the derivatives is included in DCF.

(2) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

	Three Months ended		Six Months ended		Favorable/(Unfavorable)
	June 30,		June 30,		Three Months		Six Months
	2019	2020	2019	2020	$	%	$	%
Total operating margin, excluding depreciation and amortization	$17,467	$15,447	$35,329	$33,237	$(2,020)	(12)%	$(2,092)	(6)%
Depreciation and amortization	(6,237)	(6,166)	(12,971)	(12,260)	71	1%	711	5%
General and administrative expense	(2,962)	(4,068)	(6,655)	(7,608)	(1,106)	(37)%	(953)	(14)%
Asset impairment expense	(1,114)	(1,295)	(2,233)	(6,417)	(181)	(16)%	(4,184)	(187)%
Gain(loss) on disposal of assets	81	102	1,805	(83)	21	26%	(1,888)	(105)%
Operating income	$7,235	$4,020	$15,275	$6,869	$(3,215)	(44)%	$(8,406)	(55)%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	604 miles of crude oil pipeline located primarily in Oklahoma; and
•	63 crude oil transportation vehicles deployed in Oklahoma and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Blueknight Investor Relations

Chase Jacobson, (918) 237-4032

investor@bkep.com